EXHIBIT 10.1
MANUFACTURING LICENSING AGREEMENT

THIS AGREEMENT made effective as of May 1, 2005,

BETWEEN:

HUIZHOU SOUTHERN RARE EARTH METAL MATERIAL CO., LTD. with a business address located at 75, Zhongkai Hi-Tech Industrial Development Zone, Huizhou, Guangdong, China

(the "Licensor")

AND:

SOUTHERN RARE EARTH METAL MATERIAL CO., LTD. with a business address located at ***,

(the "Licensee")

WHEREAS:

A.
The Licensor is the owner of the buildings, plants, land, equipment, inventory, patents, patents pending, trademarks, copyrights, any right to patent, trademark or copyright in any country, title, engineering designs, concepts, models, prototypes, parts, manufacturing machines and tools, trade secrets, designs, parts, test equipment for, equipment required for use with, inventory, customer lists, supplier lists and key contacts and other information, know-how and show-how associated with rare earth metal extraction, processing and production located at Huizhou, Guangdong and Wan An Jiangxi, People's Republic of China (collectively, the "Processing Technology and Facilities").

B.
The Licensee operates within the People's Republic of China (the "PRC") and specializes in the research, development and manufacture of rare earth metals of standard and high purity, alloys and other materials used in production of automobiles, computers, batteries and electronics.

THIS AGREEMENT WITNESSES THAT in consideration of $1.00 (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

INTERPRETATION

1.	Construction and Interpretation. In this Agreement, unless inconsistent with or excluded by the context:

(a)	any heading, index, table of contents or marginal note used in this Agreement is for convenience only and will not limit or affect the interpretation or construction of this Agreement;

(b)	singular words will include the plural and plural words will include the singular;

(c)	a reference to a person will include a company or other corporation and a reference to a company or other corporation will include a person;

(d)	a word importing a particular gender will include each other gender; and

(e)	a reference to a party to this Agreement includes that party's heirs, executors, administrators, successors and permitted assigns.

2.	Definitions. In this Agreement, unless inconsistent with or excluded by the context:

(i)
"Affiliate" means, with respect to any entity, any other entity which directly or indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned entity;

(b)	"Agreement" means this Agreement and all schedules to this Agreement and all specifications referred to in this Agreement;

(c)
"Intellectual Property" means any intellectual property relating to the Processing Technology and Facilities, including any patent, patent application, copyright, industrial design, trademark, any fights to patent, copyright, industrial design or trademark in any country, engineering designs, concepts, models, trade secrets, know-how and show how, and includes any new technology or the products as may hereafter be developed or acquired by the Licensee;

(d)
"Processing Technology and Facilities" means the buildings, plants, land, equipment, inventory, patents, patents pending, trademarks, copyrights, any right to patent, trademark or copyright in any country, title, engineering designs, concepts, models, prototypes, parts, manufacturing machines and tools, trade secrets, designs, parts, test equipment for, equipment required for use with, inventory, customer lists, supplier lists and key contacts and other information, know-how and show-how associated with rare earth metal extraction, processing and production located at Huizhou, Guangdong and Wan An Jiangxi, People's Republic of China as further described in Schedule "A" attached hereto;

(e)	"Term" means the period specified in section 15 of this Agreement and any renewal period of the term;

(f)	"Territory" means the world;

(g)	"Trade-Mark" means and trade-mark or trade-name as may be adopted for use on the Products in the Territory from time to time; and

3.
Entire Agreement. The Licensor and the Licensee acknowledge that this Agreement constitutes the entire agreement between the Licensor and the Licensee as to its subject matter and replaces and supersedes all prior or contemporaneous agreements and understandings, whether written or oral.

4.	Variation of Agreement. Any variation or modification or waiver of the terms or conditions of this Agreement will be in writing and will be duly executed by the Licensor and the Licensee respectively.

5.
Severance. Each word, phrase, sentence, paragraph and section of this Agreement is severable and if a court in any jurisdiction determines that any such provision is unenforceable, illegal or void in that jurisdiction the court may sever that provision which becomes inoperative and such severance will not affect the operation of any other provisions of this Agreement nor the operation of that provision in any other jurisdiction.

6.
Waiver. The failure of either party hereto at any time to enforce any provision of this Agreement will not affect its rights thereafter to require complete performance by the other party, nor will the waiver of any breach of any provision be taken or held to be a waiver of any subsequent breach of any such provision or be a waiver of the provision itself. In order for any waiver to be effective, it must be in writing and signed by an authorized officer of the party.

7.	Laws. This Agreement will be governed by, and construed in accordance with, the laws of the PRC.

LICENSE

8.
Grant of License. In consideration of an up-front licensing fee of 7,000,000 common shares in the capital stock of China Granite Corporation at a deemed price of US$1.25 per common share (the "Licensing Fee Shares") to be paid within 10 business days following the execution of this Agreement by all parties and the execution of a certain consulting agreement between He Wulin and the Licensee, the Licensor hereby grants to the Licensee the sole and exclusive right, license and authority to use the Processing Technology and Facilities for the Term in the Territory;

9.
Licensing Fee Shares. The Licensor acknowledges that the Licensing Fee Shares are subject to resale restrictions under applicable securities legislation in the United States and it is the responsibility of the Licensor to determine what steps, if any, must be carried out in respect of complying with all applicable requirements;

10.
Exclusive Rights. The rights of the Licensee for the production of rare earth metals will be sole and exclusive, and the Licensor will not, unless requested in writing by the Licensee, directly or indirectly engage in any business related to the Processing Technology and Facilities in the Territory during the Term, nor license, authorize or permit any third party to engage in such business in the Territory during the Term.

11.
Transfer Option. The Licensor hereby grants to the Licensee the option to acquire all assets now or in the future comprising the Processing Technology and Facilities at the current locations of Huizhou, Guangdong and Wan An Jiangxi, People's Republic of China at any time during the Term following the payment of the Licensing Fee Shares for the purchase price of US$1.00 provided that Licensor concurrently assumes all obligations and liability of a loan owing to the China Construction Bank, in an amount not to exceed RMB25,450,000

12.
Assignment of Rights. The Licensor acknowledges that the respective rights and obligations pursuant to this Agreement may be assigned by the Licensee upon (i) prior written notification to the Licensor (the "Assignment Notice") and (ii) execution by the assignee of an instrument assume all rights, duties, or obligations under this Agreement and the delivery of such instrument to the Licensor (the "Assignment Instrument"). Provided that the Assignment Notice and the Assignment Instrument have been delivered to the Licensor, this Agreement shall be deemed to have been assigned with the full force and effect that the assignee under the Assignment Instrument shall assume all rights, duties, or obligations under this Agreement and the Licensee shall be fully released and discharged from all rights, duties, or obligations hereunder.

13.
Confidential Information. The Licensee acknowledges that its entire knowledge of the Technology and the business of the Licensor, including, without limitation, the contents of any Documents (defined as all drawings, specifications, blueprints, programs and other material in electronic form or otherwise relating in any manner to the Intellectual Property or the Technology) and periodic updates or revisions, in effect from time to time and the designs, plans, prototypes, specifications, standards and operating procedures for the Technology, will be derived from information disclosed to the Licensee by the Licensor in confidence and that the Documents and such other information are confidential information and/or trade secrets of the Licensor (all of which is herein collectively called the "Licensor Confidential Information") except where such information is in the public domain or is information describing generally accepted business, engineering or manufacturing practices. Accordingly, the Licensee agrees that it will maintain the absolute confidentiality of the Intellectual Property, the Documents and such other information, both during and after the term of this Agreement, disclosing same to other employees of the Licensee only to the extent necessary for compliance with this Agreement.

All Licensor Confidential Information obtained by the Licensee shall be considered confidential and will not be disclosed by the Licensee to any person without the prior written consent of the Licensor. The Licensor will provide reasonable confidentiality agreements to be signed by the Licensee and all employees or sub-contractors of the Licensee to whom any Licensor Confidential Information will be disclosed, and the Licensee will provide or obtain signatures of such confidentiality agreements as the case may be.

During the course of its relationship with the Licensor, the Licensee or its subsidiaries or associates or their employees, agents or consultants may disclose certain proprietary or confidential information to the Licensor or its subsidiaries or associates or their employees, agents or consultants. The proprietary or confidential information may be oral or written, may be of a technical or commercial nature, may take the form of plans, drawings, processes, formulae, schedules, reports, projections, analyses, programs, prints, recordings, lists or other compilations of information, and may relate to the Licensee, its vendors, employees, stockholders or customers. All of such proprietary information and confidential information is herein collectively called the "Licensee Confidential Information".

Any Licensee Confidential Information obtained by the Licensor will be considered confidential and will not be disclosed by the Licensor to any person without the prior written consent of the Licensee.

The Licensee agrees that the Licensor Confidential Information, and all rights to the Licensor Confidential Information, which has been or will be disclosed to the Licensee, as well any improvement or technology using, relating to or incorporating the Licensor Confidential Information shall remain the exclusive worldwide property of the Licensor, and shall be held in trust for the benefit of the Licensor. The Licensee agrees that it will not, directly or indirectly, deal with, use, or exploit the Licensor Confidential Information without the Licensor's prior written consent. With regard to any improvement or new technology using, relating to or incorporating the Licensor Confidential Information, the Licensee agrees to assign to the Licensor all right, title and interest in such improvements or technology, any copyright, trademark, industrial design, patent applications and copyrights, trademarks, industrial designs, patents granted thereto, the sole right to file such applications worldwide and the Licensee agrees to assist the Licensor in obtaining reissues, divisions, renewals or extensions of any such applications and to do any act required to aid the Licensor in obtaining and enforcing proper intellectual property protection.

The foregoing restrictions do not apply to information which:

(a)	at the time of disclosure was in the public domain as evidenced by a printed publication or otherwise;

(b)	after disclosure becomes part of the public domain by publication or otherwise, other than by action of the disclosing party;

(c)	was in the possession of the disclosing party at the time of disclosure by the disclosing party and was not acquired, directly or indirectly, from the non-disclosing party; or

(d)	the disclosing party rightfully receives from an independent third party who did not receive such information, directly or indirectly, from the other party with limitation or restriction on its use.

The obligations contained in this Article will continue the termination of this Agreement or any confidentiality agreements.

The products or proceeds of the services performed by the Licensee under this Agreement including, but not limited to, Documents, written materials, programs, documentation, designs, discs and tapes shall be and remain the property of the Licensor and the Licensee shall be able to use such written materials, programs, documentation, designs, discs and tapes for the purposes of carrying out its obligations under this Agreement while the Agreement is in effect.

The Licensee will have no right to sue for infringement of any of the Intellectual Property or any rights therein or relating thereto. The Licensee will, however, notify the Licensor immediately of any alleged, possible, or suspected infringement, passing off, or challenge to the use of any of the Intellectual Property or claim by any person to any rights in any similar trade marks or names of which the Licensee is or becomes aware. The Licensee will have no power, right or authority to settle or compromise any such claim by a third party without the prior written consent of the Licensor. The Licensee acknowledges that the Licensor will have the sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation or other proceeding, administrative or otherwise, arising out of any such infringement, passing off, challenge or claim or otherwise relating to any of the Intellectual Property. The Licensee agrees to execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of the Licensor, acting reasonably, be necessary or advisable to protect and maintain the interests of the Licensor in any such litigation or proceedings or to otherwise protect and maintain the interest of the Licensor in the Intellectual Property.

Should any action, claim or suit be commenced against the Licensee which alleges that the ownership or use of the Technology or the Intellectual Property infringes the patent, copyright, industrial design, trademark or other intellectual property interests or claims of a third party, the Licensor will indemnify and save the Licensee harmless from any and all such actions, claims or suits, and will indemnify the Licensee for any costs incurred in defending any such action, claim or suit on a solicitor and his own client basis.

14.
No Agency or Joint Venture. Nothing in this Agreement constitutes or deems the parties to be partners or joint venturers in relation to the Processing Technology and Facilities, nor to create the relationship of principal and agent or master and servant between the parties, or any other form of legal association which would impose liability upon one party for any act or failure to act by the other party.

15.
Term. The term (the "Term") of this Agreement and of the rights, authorities and licenses granted to the Licensee pursuant to this Agreement will be a period of twenty five (25) years from the date of this Agreement, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.

16.	Renewal. Subject to written mutual agreement between the Licensee and the Licensor, this Agreement may be renewed.

LICENSEE'S OBLIGATIONS -- MANUFACTURE

17.	Licensee covenants and agrees:

(a)
that it shall carry on its business and maintain such quality standards so as to preserve and enhance the goodwill of Licensor, and in furtherance of these objects to maintain good relations with all customers and potential customers of the Products and Licensor and use its best efforts to detect and correct customer dissatisfaction;

(b)
that it shall use its best efforts to meet delivery times as required, and implement and maintain quality control policies and strategies as established by Licensor and amended from time to time by Licensor;

(c)
that it shall comply with the laws of any jurisdiction in which Licensee is carrying on business in any manner and be responsible for the costs associated with the business related to the Processing Technology and Facilities, including paying all applicable taxes, levies, tariffs, custom duties, brokerage fees, insurance premiums, and other costs and levies charged, assessed or levied in connection with the extraction, processing and production of rare earth metals; and

(d)	that it shall communicate promptly to the representatives of Licensor any concerns relating to quality control or any matter relating to the standards established by Licensor.

(e)
Licensor has the authority to inspect Licensee's premises and records with regard to product quality and Licensee shall provide Licensor with such reports and information relating to Licensee's activities as may be reasonably requested by Licensor.

INTELLECTUAL PROPERTY

18.	Ownership of Intellectual Property. The Licensee acknowledges that the Licensor is the sole and beneficial proprietor of the Intellectual Property.

19.
Use of Name. Use of name or other proprietary trade dress of the Licensor or any of its subsidiaries by the Licensee shall be subject to the prior written approval of the Licensor or any of its subsidiaries.

20.
No Copies. The Licensee shall not copy, reverse engineer, decompile, disassemble, reconstruct, decrypt, modify, update, enhance, supplement, translate or adapt the intellectual property related to the Processing Technology and Facilities and shall take all reasonable precautions so as no to allow other parties to do so.

21.
Improvements. Any improvements to the Processing Technology and Facilities, regardless of the source, are the property of the Licensor or any of its subsidiaries unless otherwise agreed in writing, and shall be communicated promptly to the Licensor or any of its subsidiaries.

22.	Licensor's Representations. The Licensor represents and warrants to the Licensee that:

(a)	it is the sole owner of the Processing Technology and Facilities; free and clear of all encumbrances except for the loan described in paragraph 11 above.

(b)	such Processing Technology and Facilities do not infringe on the intellectual property of any other person;

(c)
such Processing Technology and Facilities is currently capable of extracting, processing and producing but not limited to the following products of a industrial and scientific laboratory quality and grade:

(i)	Light Rare Earths: Lanthanum (La), Praseodymium (Pr) and Neodymium (Nd).
(ii)	Heavy Rare Earths: Samarium (Sm), Gadolinium (Gd), Terbium (Tb), Dysprosium (Dy), Holium (Ho), Erbium (Er) and (the non- rare earth) Yttrium (Y).
(iii)	High Purity: Sm, Eu, Gd, Tb, Dy, Ho, Er, Thulium (Tm), Ytterbium (Yb), Lutetium (Lu), Y, Scandium (Sc) and the following alloys; Pr-Nd, Dy-Fe, Y-Al and Sc-Al.
(iv)	Target materials: High-purity materials fabricated to a specific size and shape for use as sputtering targets.
(v)	Functional materials: magnetostrictive alloys (REMA-CN), and magneto-optic alloys.

(d)
that the Licensor will, at its sole expense, take all reasonable steps to secure and protect the intellectual property related to the Processing Technology and Facilities, including without limitation the defense of any claims against the Licensee in relation to the Processing Technology and Facilities.

FORCE MAJEURE

23.
Definition of Force Majeure. For the purpose of this Agreement, force majeure means any act, event or cause, except in relation to obligations to make payments under this Agreement, beyond the reasonable control of the party affected by that force majeure including, without limitation, any act of God or any public enemy, fire, flood, explosion, landslide, epidemic, breakdown of or damage to plant, equipment or facilities, inability to obtain or unavailability of or damage to materials, ingredients or supplies, strikes, labor disputes, war, sabotage, riot, insurrection, civil commotion, national emergency and martial law, expropriation, restraint, prohibition, embargo, decree or order of any government, governmental authority or court.

24.
Notice of Force Majeure. A party (in this Agreement called the "Affected Party") will inform the other party in writing within seven days of becoming affected by any force majeure that has or is likely to have any substantial detrimental effect on the ability of the Affected Party to perform any or all of the terms and conditions contained in this Agreement and will give particulars of the force majeure and the likely duration of the force majeure and of any likely or resulting disability or effect of that force majeure.

25.
Time for Performance. The time for performance of the obligations of an Affected Party, other than obligations to make payments under this Agreement, will be extended for the period of the force majeure if appropriate.

TERMINATION

26.
Termination on Default. If either the Licensee or the Licensor is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 120 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement but without in any way limiting or affecting the rights or liabilities of the parties or either of them that have accrued to the date of termination.

27.
Termination in Other Events. Without in any way limiting any other provision of this Agreement, either the Licensee or the Licensor may terminate this Agreement by notice in writing to the other on any of the following events:

(a)	if an order is made by a court or other competent authority for the winding up or dissolution of the other party;

(b)	if a resolution of the members of the other party is passed for the winding up or dissolution of the other party;

(c)
if a receiver-manager is appointed for or in respect of the assets or undertaking or property of the other party comprising in whole or in part the assets or undertaking or property of that other party employed in its business or activities pursuant to this Agreement;

(d)
if an assignment is made by that other party of any of its property, assets or undertakings of or engaged in the business or activities of that party pursuant to this Agreement for the benefit of its creditors;

(e)	if the other party ceases substantially or threatens to cease substantially carrying on business;

(f)
if all or any of the assets or undertaking of the other party employed in whole or in part in its business or activities pursuant to this Agreement is seized or taken in execution by a mortgagee, encumbrancer or pursuant to any warrant or process of execution of a judgment; or

(g)
if the other party is insolvent or is deemed to be insolvent for the purposes of or pursuant to any relevant legislation relating to insolvency or to corporations and so that the party may be or may be liable to be wound up or dissolved.

GENERAL

28.
Notices. All notices or other communications required or permitted to be given under this Agreement must be in writing and delivered by courier or facsimile to the address for each party as specified above or in the case of delivery by facsimile, as follows:

- if to the Licensee:
2642 Collins Avenue, Suite 305, Miami Beach, FL 33140, USA
Fax: 1 305 538 2603

- if to the Licensor:
75 Zhongkai Hi Tech Development Zone, Huizhou, Guangdong, PRC
Fax: 86 516 260 638

Either party may designate a substitute address for the purpose of this section by giving written notice in accordance with this section. Any notice delivered in this fashion will be deemed to have been given when it is actually received.

29.	Time of Essence. Time is of the essence of this Agreement.

30.
Further Assurances. Each of the parties hereby covenants and agrees that at any time and from time to time it will, upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

31.
Each party recognizes that the employees of the other party, and such employees' loyalty and service to such party, constitute a valuable asset of such party. Accordingly, each party agrees not to make any offer of employment to, nor enter into a consulting relation with, any person who was employed by the other party within three years after the cessation of such person's employment by the other party.

32.	Subject to the limitations hereinbefore expressed, this Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

33.
This Agreement (including referenced Schedules) sets forth the entire understanding between the parties and supersedes all prior agreements, proposals, representations, warranties and all other communications between the Licensee and the Licensor relating to the subject matter hereof. Other than as specifically provided in this Agreement, there are no oral or written conditions, representations, warranties, undertakings or agreements between the Licensee and the Licensor. No modifications to this Agreement will be binding unless executed in writing by the parties. No waiver of any provision of this Agreement will be construed as a waiver of any other provision hereof nor shall such a waiver be construed as a continuing waiver. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. This Agreement will be governed by the laws of the People's Republic of China. If any clause or provision of this Agreement is declared invalid or unenforceable, the remainder of this Agreement will remain in full force and effect. Headings used in this Agreement are for reference purposes only and will not be deemed to be a part of this Agreement. This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association which would impose liability upon one party for any act or failure to act by the other party.

IN WITNESS WHEREOF the parties have executed this Agreement as at the day first above written.

HUIZHOU SOUTHERN RARE EARTH METAL MATERIAL CO., LTD

______________________
Per: Authorized Signatory

SOUTHERN RARE EARTH METAL MATERIAL CO., LTD.

______________________
Per: Authorized Signatory

Schedule "A"

Fixed Assets Sheet of 2004

Name of Fixed Assets	Initial Using Date	Original Value	Accumulated Depreciation	Net Value
House & Buildings
Electricity House	5/1/1998	25,126	5,348	19,777
Tennis Court	11/1/2001	88,213	5,704	82,509
Workshop	11/1/2001	8,770,119	567,134	8,202,985
Office Building & dormitory	11/1/2001	4,373,775	282,837	4,090,938
Electrolyze Workshop	11/1/2001	194,987	12,609	182,378
Magnesium Crucible House	11/2/2001	1,554	100	1,453
Rebuilding of Return Pipe	11/3/2001	5,857	379	5,478
Electricity Chang Project	11/4/2001	389,549	25,191	364,358
Cement road surface	5/1/2003	623,600	31,925	591,675
Plant Fence	5/2/2003	401,800	20,570	381,230
Basketball Court	5/3/2003	80,000	4,096	75,904
Football Court	5/4/2003	38,000	1,945	36,055
Dining-room & Warehouse	5/5/2003	2,880,000	147,440	2,732,560
Fountain	5/6/2003	350,000	17,918	332,082
Park Fund	5/7/2003	813,400	41,642	771,758
Trim fund	5/8/2003	620,000	31,741	588,259
Subtotal:		19,655,979	1,196,580	18,459,399
Machines & Equipment
Revolving Vacuum PumpEX-15	6/1/1998	4,470	2,349	2,121
Revolving Vacuum PumpEX-16	6/2/1998	4,470	2,349	2,121
Revolving Vacuum PumpEX-17	6/3/1998	4,470	2,349	2,121
Vacuum Engine Pump	6/1/1999	8,100	4,256	3,844
Electrolyze Elevator	12/1/1997	5,000	2,829	2,171
Electrolyze Elevator	12/2/1997	5,000	2,829	2,171
Argon Arc Solder Machine	5/1/1998	40,157	21,099	19,058
Fluoride Furnace	12/1/1995	176,719	128,563	48,156
Fluoride Furnace	12/2/1995	176,719	128,563	48,156
Electric Arc Furnace	1/1/1995	94,459	75,718	18,741
Electric Arc Furnace	5/1/1995	62,249	48,641	13,608
Fluoride Furnace	12/1/1997	159,929	90,493	69,436

Fluoride Furnace	12/2/1997	159,929	90,493	69,436
Fluoride Furnace	12/3/1997	159,929	90,493	69,436
Fluoride Furnace	11/1/2001	21,080	5,112	15,968
Fluoride Furnace	11/2/2001	21,080	5,112	15,968
Fluoride Furnace	11/3/2001	21,080	5,112	15,968
Sintering Furnace	7/1/1994	29,458	24,804	4,654
Sintering Furnace	7/2/1994	29,458	24,804	4,654
Lathe	5/1/1995	11,650	9,025	2,625
Lathe	12/1/2000	9,500	3,072	6,428
Lathe	7/1/2000	14,800	5,284	9,516
Vacuum Carbon Pipe FurnaceT-01	11/1/2001	97,491	23,642	73,849
Vacuum Carbon Pipe FurnaceT-02	11/2/2001	97,491	23,642	73,849
Vacuum Carbon Pipe FurnaceT-03	6/1/1993	213,404	199,815	13,590
Vacuum Carbon Pipe FurnaceT-04	6/2/1993	210,087	196,709	13,378
Vacuum Carbon Pipe FurnaceT-05	10/1/1996	140,000	92,419	47,581
Vacuum Carbon Pipe FurnaceT-06	12/1/1996	102,000	65,960	36,040
Vacuum Carbon Pipe FurnaceT-07	12/2/1996	102,000	65,960	36,040
Vacuum Carbon Pipe FurnaceT-08	12/1/1997	125,181	70,832	54,349
Vacuum Carbon Pipe FurnaceT-09	12/2/1997	125,181	70,832	54,349
Vacuum Carbon Pipe FurnaceT-10	2/1/1999	104,360	49,209	55,151
Vacuum Carbon Pipe FurnaceT-11	2/2/1999	104,360	49,209	55,151
Vacuum Carbon Pipe FurnaceT-12	11/1/2001	97,491	24,298	73,193
Vacuum Carbon Pipe FurnaceT-13	11/2/2001	97,491	24,298	73,193
Vacuum Carbon Pipe FurnaceT-14	11/3/2001	97,491	24,298	73,193
Vacuum Carbon Pipe FurnaceT-15	11/4/2001	97,491	24,298	73,193
Vacuum Carbon Pipe FurnaceT-16	11/5/2001	97,491	24,298	73,193
Huge Vacuum Carbon Pipe FurnaceT-1	2/1/1999	240,437	113,373	127,064
Vacuum Induction FurnaceZ-03	11/1/1994	226,516	184,626	41,890
Vacuum Induction FurnaceZ-04	10/1/1996	135,426	89,400	46,026
Vacuum Induction FurnaceZ-05	2/1/2000	258,132	100,851	157,281
Vacuum Induction FurnaceZ-09	2/1/1999	121,574	49,136	72,438
Intermediate Frequency FurnaceZ-01	6/1/1998	304,642	160,064	144,578
Intermediate Frequency FurnaceZ-02	6/2/1998	304,642	160,064	144,578
Distillation Furnace	7/1/1994	65,000	54,731	10,269
Distillation Furnace	1/1/1995	75,626	60,622	15,004

Hydraulic Pressure Machine	6/1/1993	71,469	66,436	5,033
Hydraulic Pressure Machine	5/1/1995	75,143	58,210	16,933
Hydraulic Pressure Machine	7/1/2000	71,000	25,348	45,652
Silicon Commutating Electronalyze Equipment	12/1/1999	353,034	147,994	205,039
Silicon Commutating Electronalyze Equipment	12/2/1999	353,034	147,994	205,039
Alteration & Extension of Silicon Commutating Electronalyze Equipment	2/1/1999	5,294	2,496	2,798
Deoxidizing Vacuum Furnace	10/2/2003	485,000	45,738	439,262
Deoxidizing Filter	10/2/2003	428,000	40,363	387,637
Sintering Furnace	12/1/2000	194,400	62,856	131,544
Manual Grinding Machine	4/1/2004	7,540	406	7,134
Subtotal:		6,904,623	3,373,774	3,530,849
Electronic Equipment
Cell phone	6/1/1999	7,500	7,275	225
Nokia 3210	8/1/1999	4,440	4,307	133
Computer	3/1/1998	22,000	21,340	660
Computer TCL	6/1/1999	9,999	9,699	300
Computer	4/1/2001	14,816	10,539	4,277
Duplicating Machine	7/1/2000	13,000	11,139	1,861
Electrograph	12/1/1999	3,850	3,735	116
Ge Li Air-Conditioner	6/1/2000	6,790	5,928	862
Color-TV TCL	9/1/2000	3,900	3,216	684
Water-Purifying Machine	8/1/2002	3,000	1,358	1,642
Laser Printer	10/1/2003	2,000	453	1,547
Cell phone	2/1/2004	2,230	601	1,629
Cell phone	12/1/2004	4,550	-	4,550
Subtotal:		98,075	79,588	18,487
Transport Facilities
Wu Shi LinStation Wagon	6/1/1995	132,451	122,053	10,397
Jin Bei Microbus	9/1/1999	170,500	86,827	83,673
Ao Li Car	6/1/2000	629,071	143,639	485,432
Ao Li Car Addition	11/1/2001	15,425	5,375	10,050
Subtotal:		947,447	357,895	589,552
Total up:		27,606,123	5,007,836	22,598,287

Huizhou Zhengda Accountant Office Co., Ltd
Huizhou Zhengda Accountant Office Evaluation and Judging No. (2005)
Assets Evaluation Report

Huizhou South Rare Earth Metal Material Co., Ltd:
Committed by Huizhou South Rare Earth Metal Material Co., Ltd, according to national regulations of assets evaluation, on the basis of impersonality, independency, equity and science, by the recognized assets evaluation methods, Huizhou Zhengda Accountant Office has performed assets evaluation of housing and annexes with an area of 11,431.88 square meters, 289 units (sets) of equipment, 3 vehicles and 65,978 square meters land using right, “for providing assets value gist for existing shareholders and prospective investors or other users to learn the evaluating of company’s current assets” . Evaluating persons of this office have carried out checking on the sport, market survey, inquiry and verification of the entrusted assets by necessary procedure, working out fair reflection of market value of committed assets on Feb 28th, 2005. We are now showing the assets evaluation circumstances and results as following:

1.	Consigner and Property Owner:
The consigner and property owner is Huizhou South Rare Earth Metal Material Co., Ltd. (hereafter SREMMC). SREMMC is registered at Huizhou Industrial and Commercial Administration Bureau as a limited company in Aug 16th, 1994. Registered number of corporation license is 4413002000961. Registered fund is 6,000,000 Yuan, RMB. Paid-up capital is 6,000,000 Yuan, RMB, including 5,400,000Yuan provided by He Wulin, which account for 90%, and 6,000,000 Yuan provided by He Lunxian accounting for 10%. Paid-up capital is validated by assets checking report “ Orient Accountant Office Checking (2003) No.451” of Huizhou Orient Accountant Office. Company address: No.75 district, Zhongkai new hi- tech industrial development zone, Huizhou. Business range: processing, sale: rare earth metals, rare earth compound, no-ferrous metals, ferrous metals and their alloy. Sale: hardware instrument, mineral products and construction materials. Company deals with the export of its own products and export of necessary Equipment, fittings and original assistant materials, except for the national limited or prohibited products.

-	Purpose of evaluation:
Purpose of this assets evaluation is “for providing assets value gist for existing shareholders and prospective investors or other users to learn the evaluating of company’s current assets”

-	Range and Object of Evaluation:
Range: 289 units (sets) machinery equipment and office equipment, house buildings with an area of 10,831.67 square meters located in No.75 district, Zhongkai new hi-tech development zone in Huizhou, 26,503 square meters land using right, eight houses in Jinbao Career Homestead with total area of 599.76, and SREMMC Wanan subsidiary with an area of 39,475 square meters.

-	Evaluation benchmark date:
Evaluation benchmark date of this project is Feb 28th, 2005.

Evaluation benchmark date is fixed according to the evaluation purpose and consigner’s require; the valid price standard of evaluation benchmark date is the price-choosing standard of this evaluation.

-	Evaluation principle:
According to state assets management and relative regulations of evaluation, we follows working principle of independence, science and objectivity, principle of property right interest main body change, principle of persistent operation, principle of substitution and principle of open market, and recognized principles of other countries.

-	Evaluation Gist:
1.
State Department order No.91 of 1991 State Assets Evaluation Administration Methods and State Evaluation Administration Methods Implementation Detailed Rules constituted by State Assets Administration Bureau;

2.	No.3 (1996) Document issued by China Assets Evaluation Association-Manipulation Criterion Opinion on Assets Evaluation (trial)

3.	Ministry of Finance financial evaluation No.91document(1999)-Basic Content and Format of Assets Evaluation Temporary Regulations and State Assets Evaluation Administration Issues Regulations;

4.
State Department Office “State Department Office(2001) No.102 “-Notice of Forwarding Work Comments on State Assets Evaluation Administration Methods Reformation and Strengthening Assets Evaluation Supervising and Management;

5.	State criterion-Real Estate Evaluation Criterion, issued by Construction Department on Feb 12th, 1999.

6.	Houses and land property materials provided by consigner;

7.	Norm land price of Huizhou state land and market price of construction material;

8.
Huizhou Urban Norm Land Price Criterion and Implement Methods; Huizhou Urban Norm Land Price Criterion Adjustment Project, Huizhou Urban land Complex Distinction Chart, Wanan Norm Land Price Criterion and Implement Methods, all issued by Huizhou State Land Bureau.

9.	Price information of mechanical and electrical products;

10.	Operation Entrusting Agreement signed between Huizhou South Rare Earth Metal Material Co., Ltd and our accountant office;

11.	General ration of Guangdong construction project;

12.	Evaluating person spot checking records and other materials regarding the evaluation project.

-	Evaluation methods:
Evaluate status in quo and purpose of varieties of assets according to the entrusting agreement.
1. Evaluate the land property by means of norm land price coefficient amending method.

①norm land price coefficient amendment method to evaluate the land price=norm land price × cubage rate amendment coefficient × development extent amendment coefficient × amendment coefficient of jointing road condition × amendment coefficient of using years.
②Land value=land price × land area.

2.Evaluate houses and machinery equipment by means of re-establish cost method.
①    Evaluated value = re-establish cost × new-part proportion%.
new-part proportion = prospective using years available÷(used years+ prospective using years available) ×100%.

Prospective using years available take “ technical depreciation”, “functional wastage”, and “equipment erosion by alkalescence matters” into consideration.
re-establish cost of house = installation cost + beginning-phase project cost + special item cost + tax + capital interest + developer profit.
re-establish cost of equipment=equipment purchasing price+ equipment transport cost + equipment installation cost + equipment debugging cost.

-	Evaluation process:
According to the principles and regulations of assets evaluation, the main procedure of evaluation as follow:

1.	Sign Assets Evaluation Agreement with consigner, to make clear the purpose of assets evaluation, evaluation date, evaluating range and rights, responsibilities and obligations of both sides.

2.	Direct consigner to conduct assets checking, filling assets checking form and collecting and preparing materials.

3.	Chose evaluating method to carry out evaluation on entrusted assets according to evaluation purpose, gist and conditions of evaluated object.

4.	Evaluating persons compose the evaluation account, analyzing evaluation results, complete assets evaluation list, and collect work manuscript.

5.	Person in charge of Project write evaluation report, and submit it to consigner after auditing.

-	Evaluation conclusion of land property, house property, mechanic equipment and vehicles.

Estimate per evaluating. The evaluation value of evaluated assets on Feb 28, 2005 (evaluating date) is RMB72,004,200.00. For details please see Assets Evaluation Collection List (list 1-5).

-	Explanations for special items:
1.
For potential other flaws that might affect evaluating result, consigner did not show special explanation. As evaluating persons cannot learn with their professional experience, evaluating institute and persons will not assume relative responsibilities.

2.
Evaluation value” here means evenhanded evaluation comments provided for the report under the premise of existing purpose unchanged and continuing operating of evaluated assets, and the unchanging of exterior economic circumstances of evaluating date.

3.
The evaluation mostly rely on relative material provided by consigner and property owner, including certificates. Huizhou South Rare Earth Metal Material Co., Ltd is responsible of authenticity, objectivity and legality.

4.
This evaluating result is reflection of existing evenhanded market value according to open market under this evaluating purpose, without consideration of future potential mortgage and debt , and influence on evaluation value by super addition paid price of special dealer; At meantime, this report did not consider the influence caused by the changes of state microeconomic policy and other force majeure.

5.
The evaluation is carried out under the principle of impersonality, fair, scientific and independence. There is no benefit relation between our office and evaluating persons and consigner. Evaluating persons scrupulously abide by occupational criterion in the process of evaluation and did a fair evaluation.

6.
Houses with an area of 10,831.67 square meters in No.75 district, Zhongkai new hi-tech industrial zone in Huizhou and another land of 26,503 square meters, which are entrusted to be evaluated, have been mortgaged to commercial bank respectively. Eight sets of houses with total area of 599.76 square meters of Jinbao Career Homestead are mortgage houses. Three vehicles that are entrusted to be evaluated have registered under individual name.

-	Important proceedings after evaluating benchmark date of evaluation report:
1.	If assets price standard change great, and result in evident influence on assets evaluation value, consigner should retain evaluation institute to re-confirm evaluation value in time.

2.
If assets quantity changes after evaluation benchmark date, within valid evaluating period, consigner should take full consideration and make corresponding adjustment when assets are in actual evaluating transaction.

3.	Due to the changes of assets quantity and price standard, consigner should take full consideration in actual evaluating when the evaluation purpose is actualizes, and make corresponding adjustment.

-	Validity of evaluation report:
Premise and supposed conditions for establishment of evaluation report.

1.	All the materials provided by enterprise are true and reliable.

2.	There is no great changes of existing laws, regulations, policies and economic circumstances that enterprise abide by

3.	No other big adverse influence caused by unresistable and unforeseeable factors.

-	Legal validity:
1.	Our office will not assume responsibilities of any results caused by any economic behavior that has no business of this evaluation purpose by consigner using this report.

2.	There are some attachments and they are important components of this report, having the same legal validity of the report.

-	Valid period of evaluation conclusion:
The evaluation report will go into legal effect according to laws and regulations. The valid period of evaluation conclusion is on year on and from evaluation benchmark date, namely Feb 28th of 2005 to Feb 27th of 2006.

-	Using range of evaluation report:
1.
This evaluation report is only for consigner use for this evaluation. Consigner has the using right of the evaluation report; witch cannot be open or provided to others without permission of evaluation institute.

2.
the report cannot be provided to any other organizations or individuals without permission of evaluation institute, except audit department and consigner. All or partial content of the report cannot be published on any public media.

-	Raising Date of evaluation report
Raising Date of the evaluation report is Mar 21st, 2005.

Assets Evaluation Institute: Huizhou Zhengda Accountant Office Co., Ltd
Evaluation Project Principal: Deng Hongchang (China registered assets evaluator)
Evaluation report checker: Hefang (China registered assets evaluator)
Legal representative: Deng Hongchang